Exhibit 3.2

ANNEX D

BYLAWS

OF

SCANTECH AI SYSTEMS INC.

(a Delaware corporation)

, 2023

These Bylaws (the “Bylaws”) of ScanTech AI Systems Inc., a Delaware corporation, the “Corporation”), are hereby adopted as of                 , 2023.

ARTICLE 1

OFFICES

SECTION 1.1.   Principal Office.   The principal offices of the Corporation shall be in such location as the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) may determine.

SECTION 1.2.   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

SECTION 2.1.   Place of Meeting; Chairman.   All meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The Chairman of the Board of the Corporation (the “Chairman of the Board”) or any other person specifically designated by the Board of Directors shall act as the Chairman for any meeting of stockholders of the Corporation. The Chairman of the Board (or his or her designee) shall have full authority to control the process of any stockholder or Board of Directors meeting, including, without limitation, determining whether any proposals or nominations were properly brought before such meeting, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the Chairman of the Board (or his or her designee) shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot.

SECTION 2.2.   Annual Meetings.   The annual meeting of stockholders of the Corporation shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, subject to any postponement in the Board of Directors’ sole discretion, upon notice of such postponement given in any manner deeded reasonable by the Board of Directors. The Chairman of the Board, in its sole discretion, may also postpone the annual meeting upon notice of such postponement given in any manner deeded reasonable by the Chairman of the Board.

SECTION 2.3.   Special Meetings.   Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise proscribed by the Delaware General Corporation Law (as in effect on the date hereof, and as may hereafter be amended, supplemented or revised, the “DGCL”) or by the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), may be called exclusively by: (i) the Chairman of the Board, the Chief Executive Officer, President or other executive officer of the Corporation, (ii) an action of the Board of Directors or (iii) the request in writing of the stockholders of record, and only of record, owning not less than sixty-six and two- thirds percent (662∕3%) of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. The officers or directors shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 2.4.   Notice of Meeting.   Written notice of the annual and each special meeting of stockholders of the Corporation, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before the meeting and shall be signed by the Chairman of the Board, the President or the Secretary of the Corporation (the “Secretary”). The Board of Directors may postpone a special meeting in its sole discretion in any manner it deems reasonable.

SECTION 2.5.   Business Conducted at Meetings.

Section 2.5.1   At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be: (a) specified in the notice of meeting (or any supplement thereto provided within the notice period specified in Section 2.4) given by or at the direction of the Chairman of the Board, the President or the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder or stockholders of record, and only of record, holding not less than sixty-six and two-thirds percent (662∕3%) of the entire capital stock of the Corporation issued and outstanding and entitled to vote in accordance with applicable law, these Bylaws or otherwise. In addition to any other applicable requirements set forth in these Bylaws, the U.S. federal securities laws or otherwise, for business to be properly brought before a meeting called by stockholders representing not less than sixty-six and two-thirds percent (662∕3%) of the entire capital stock of the Corporation, such stockholder(s) must have given timely notice thereof in writing to the Secretary. Any special meeting of the Corporation proposed to be called by a stockholder or stockholders in such capacity shall not be required to be held: (i) with respect to any matter, within 12 months after any annual or special meeting of stockholders at which the same matter was included on the agenda, or if the same matter will be included on the agenda at an annual meeting to be held within 90 days after the receipt by the Corporation of such request (the election or removal of directors to be deemed the same matter with respect to all matters involving the election or removal of directors) or (ii) if the purpose of the special meeting is not a lawful purpose or if such request violates applicable law. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Corporation need not present such nominations or other business for a vote at such meeting.

Section 2.5.2   To be timely, a stockholder’s notice of a proposal to be included at an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the anniversary of the date on which the Corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or a reasonable time before the date on which the Corporation begins to print and mail its proxy materials for the current year if during the prior year the Corporation did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year).

Section 2.5.3   A record stockholders’ notice to the Secretary shall set forth in writing as to each matter the stockholder(s) propose to bring before the meeting: (a) a detailed description of the business desired to be brought before the meeting and the reasons for proposing such business, including the complete text of any resolutions, bylaws or certificate of incorporation amendments proposed for consideration (b) the name and address, as they appear on the Corporation’s books, of the stockholders proposing such business, (c) the class and number of shares of the Corporation which are owned directly or indirectly of record and directly or indirectly beneficially owned by the stockholders and each of its affiliates (within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, or any successor rule thereto (“Rule 144”)), including any shares of the Corporation owned or controlled via derivatives, synthetic securities, hedged positions and other economic and voting mechanisms, (d) any material interest of the stockholders in such proposed business and any agreements or understandings to which such stockholders are a party which relate in any way, directly or indirectly, to the proposed business to be conducted, including a description of all arrangements or understandings between such stockholder and any other person or persons (including their names), (e) a representation as to whether or not such stockholder intends to solicit proxies; (f) a representation as to whether or not such stockholder intends to appear in person or by proxy at the applicable meeting, and (g) such other information regarding the stockholder in his, her or its capacity as a proponent of a stockholder proposal that would be required to be disclosed in a proxy statement or other filing with the United States Securities and Exchange Commission (“SEC”) required to be made in connection with the contested solicitation of proxies pursuant to the SEC’s proxy rules.

Section 2.5.4   Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.5. The Chairman of the meeting shall, in his or her sole discretion, determine and declare to the meeting whether or not any business was properly brought before the meeting. Any such business not properly brought before the meeting shall not be transacted. Nothing in this Section 2.5 shall affect the right of a stockholder to request inclusion of a proposal in the Corporation’s proxy statement to the extent that such right is provided by an applicable rule of the SEC. Notwithstanding the foregoing, the advance notice provisions of these Bylaws shall apply to all stockholder proposals regardless of whether such proposal is sought to be included in the Corporation’s proxy statement or in a separate proxy statement.

SECTION 2.6.   Nomination of Directors.   Nomination of candidates for election as directors of the Corporation at any meeting of stockholders called for the election of directors, in whole or in part (an “Election Meeting”), must be made by the Board of Directors (or any committee designated by the Board of Directors) or by any stockholder entitled to vote at such Election Meeting. Nominations made by the Board of Directors (or a committee of the Board of Directors) shall be made at a meeting of the Board of Directors (or of the committee designated by the Board of Directors) or by written consent of the directors (or committee members) in lieu of a meeting prior to the date of the Election Meeting. At the request of the Secretary, each proposed nominee nominated by the Board of Directors (or a committee of the Board of Directors) shall provide the Corporation with such information concerning himself or herself as is required, under the rules of the SEC and any applicable securities exchange, to be included in the Corporation’s proxy statement soliciting proxies for his or her election as a director.

2.7.   Proxy Access.

(a)   Subject to the provisions of this Section 2.7, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)   the names of any person or persons nominated for election to the Board of Directors (each, an “Access Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of no more than 20 Eligible Stockholders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.7 (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”);

(ii)   disclosure about each Access Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)   any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Access Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.7(e) (ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (or any successor rule) (the “Supporting Statement”); and

(iv)   any other information that the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Access Nominee, including, without limitation, any statement in opposition to the nomination, any information provided pursuant to this Section 2.7 and any solicitation materials or related information with respect to an Access Nominee. For purposes of this Section 2.7, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Stockholder, any Nominating Stockholder, any Access Nominee and any other person (without any further recourse). The presiding officer of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether an Access Nominee has been nominated in accordance with the requirements of this Section 2.7 and, if not so nominated, shall direct and declare at the meeting that such Access Nominee shall not be considered.

(b)

(i)   The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Access Nominees than that number of directors constituting the greater of (A) one and (B) 25% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.7 (rounded down to the nearest whole number) (the “Maximum Number”).

(ii)   The Maximum Number for a particular annual meeting shall be reduced by (A) Access Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting; (B) Access Nominees who cease to satisfy, or Access Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 2.7, as determined by the Board of Directors; (C) Access Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling or unable to serve on the Board of Directors; and (D) the number of incumbent directors who had been Access Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(iii)   In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.7(d) but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(iv)   If the number of Access Nominees pursuant to this Section 2.7 for any annual meeting of stockholders exceeds the Maximum Number because there is more than one Nominating Stockholder, then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice (as amended, as applicable), with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.7(d), a Nominating Stockholder or an Access Nominee ceases to satisfy the eligibility requirements in this Section 2.7, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or an Access Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the any proxy statement, then the nomination shall be disregarded, and the Corporation (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that an Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)

(i)   An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.7(c) continuously for the three-year period specified in subsection (ii) below or (B) provides to the secretary of the Corporation, within the time period referred to in Section 2.7(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)   An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 2.7 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of the Corporation’s shares of common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Stockholder if such Eligible Stockholder provides together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) of this Section 2.7(c)(ii). In the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.7, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any member of a group of Eligible Stockholders cease to satisfy the eligibility requirements in this Section 2.7, as determined by the Board of Directors, or withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)   The “Minimum Number” of the Corporation’s shares of common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv)   For purposes of this Section 2.7, an Eligible Stockholder “owns” (as defined below) only those outstanding shares of the Corporation as to which the Eligible Stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and
(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Stockholder, (3) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five business days’ notice and continues to own such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(v)   No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, it shall be deemed to be a member only of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)   To nominate an Access Nominee, the Nominating Stockholder must deliver to the secretary at the principal executive offices of the Corporation not less than 120 days or more than 150 days before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders, all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, the Nomination Notice shall be given in the manner provided herein not earlier than (x) the 150th day before the scheduled date of the annual meeting and not later than (y) the later of the close of business on the 120th day before the scheduled date of the annual meeting or the 10th day following the date on which the public announcement of the scheduled date of the annual meeting is first made:

(i)   a Schedule 14N (or any successor form) relating to each Access Nominee, completed and filed with the SEC by the Nominating Stockholder, in accordance with SEC rules;

(ii)   a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(1)   the information required with respect to the nomination of directors by a stockholder pursuant to Section 2.5;

(2)   the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)   a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, any securities of the Corporation for the purpose or with the effect of influencing control or changing control of the Corporation;

(4)   a representation and warranty that each Access Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(5)   a representation and warranty that such Access Nominee:

(A)   does not have any direct or indirect relationship with the Corporation that would cause the Access Nominee not to qualify as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded or as a non-employee director under Rule 16b-3 (or any successor rule) under the Exchange Act;

(B)   is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Access Nominee; and

(C)   is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in a criminal proceeding within the past 10 years;

(6)   a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.7(c) and has provided evidence of ownership to the extent required by Section 2.7(c)(i);

(7)   a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.7(c) through the date of the annual meeting;

(8)   a representation and warranty that the Nominating Stockholder will not engage in or aid or abet a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l) (2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to an Access Nominee or any nominee of the Board of Directors;

(9)   a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of an Access Nominee at the annual meeting;

(10)   if desired, a Supporting Statement; and

(11)   in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)   an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(1)   to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)   to file with the SEC any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Access Nominee, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)   to assume all liability (which shall be joint and several with respect to other group members if any) stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Access Nominees (or those in active concert or participation with either) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(4)   to indemnify and hold harmless (which obligation shall be joint and several with respect to other group members if any) the Corporation and each of its current and former directors, officers, employees, agents and affiliates individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its current and former directors, officers, employees, agents and affiliates arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Access Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.7; and

(5)   if any information included in the Nomination Notice or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.7(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the secretary of the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv)   an executed agreement, in a form deemed satisfactory by the Board of Directors, by each Access Nominee:

(1)   to provide to the Corporation the information required with respect to the nomination of directors pursuant to Section 2.5 (which shall be provided within the period set forth in this Section 2.7(d) notwithstanding anything to the contrary set forth in Section 2.5);

(2)   to provide to the Corporation such other information and certifications as the Corporation may reasonably request; and

(3)   at the reasonable request of the Nominating and Governance Committee (or any successor committee or other committee with similar responsibilities), to meet with such committee to discuss matters relating to the nomination of such Access Nominee to the Board of Directors, including the information provided by such Access Nominee to the Corporation in connection with his or her nomination and such Access Nominee’s eligibility to serve as a member of the Board of Directors.

The information and documents required by this Section 2.7(d) to be provided by the Nominating Stockholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.7(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the Corporation.

(e)

(i)   Notwithstanding anything to the contrary contained in this Section 2.7, the Corporation may omit from its proxy statement any Access Nominee and any information concerning such Access Nominee (including a Nominating Stockholder’s Supporting Statement) if:

(1)   the Corporation receives a notice pursuant to Section 2.5 that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(2)   the Nominating Stockholder or the designated lead group member, as applicable, or any Qualified Representative (as defined below) thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.7, the Nominating Stockholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.7 and shall therefore be disregarded;

(3)   the Board of Directors determines that such Access Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Certificate of Incorporation of this Corporation, these Bylaws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(4)   such Access Nominee was nominated for election to the Board of Directors pursuant to this Section 2.7 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew, became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Access Nominee; or

(5)   the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.7(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Access Nominee becomes unwilling or unable to serve on the Board of Directors, or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Access Nominee under this Section 2.7.

To be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by the stockholder to act for the stockholder as proxy at the annual meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(ii)   Notwithstanding anything to the contrary contained in this Section 2.7, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of an Access Nominee included in the Nomination Notice, if the Board of Directors determines that:

(1)   such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)   such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(3)   the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule, regulation, or listing standard.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Access Nominee.

(f)   This Section 2.7 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials, other than with respect to Rule-14a-19 to the extent applicable with respect to form of proxies.

Section 2.6.3   To be eligible to be a director nominee nominated by a stockholder or stockholders for election or reelection as a director of the Corporation, such nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.6.2 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire (the “Questionnaire”) with respect to the background, qualification and experience of such person and the background of any other person or entity on whose behalf the nomination is being made (which Questionnaire shall be in the form approved by the Corporation and provided by the Secretary or such Secretary’s designee) and a written representation and agreement that such person: (a) will abide by the requirements of these Bylaws and the Certificate of Incorporation as in effect at the time of their nomination and as validly amended, (b) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (c) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (d) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. If, prior to the Election Meeting, there is a change in any information set forth on the Questionnaire, then such director candidate shall promptly notify the Secretary by submitting a revised Questionnaire.

Section 2.6.4   In the event that a person is validly designated by the Board of Directors (or committee designated by the Board of Directors) as a nominee in accordance with this Section 2.6 and shall thereafter become unable or willing to stand for election to the Board of Directors, the Board of Directors (or committee designated by the Board of Directors) may designate a substitute nominee who meets all applicable standards under these Bylaws and any vote cast by a stockholder for the original designee may be cast instead, at the discretion of the stockholder’s proxy, if any, for the substitute designee.

Section 2.6.5   If the Chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

SECTION 2.7.   Quorum; Adjournment.

Section 2.7.1   The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (provided the proxy has authority to vote on at least one matter at such meeting), shall constitute a quorum at any meeting of stockholders for the transaction of business, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class shall be present in person or by proxy (provided the proxy has authority to vote on at least one matter at such meeting) in order to constitute a quorum as to such class vote, and except as otherwise provided by the DGCL or by the Certificate of Incorporation. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to have less than a quorum if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section 2.7.2   Notwithstanding any other provision these Bylaws, at any annual or special meeting of stockholders of the Corporation, whether or not a quorum is present, the Chairman of the Board or the person presiding as Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, whether or not a quorum shall be present or represented. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with Section 2.4 of these Bylaws. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 2.8.   Voting; Proxies.

Section 2.8.1   Except as provided for below or by applicable law, rule or regulation, when a quorum is present at any meeting of the stockholders, any action by the stockholders on a matter except the election of directors shall be approved if approved by the majority of the votes cast. Each nominee for director shall be elected by a plurality of the votes cast, including in a Contested Election. For purposes of these Bylaws, a “Contested Election” means an election of directors with respect to which, as of five days prior to the date the Corporation first mails the notice of meeting for such meeting to stockholders, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. In determining the number of votes cast in a Contested Election, abstentions and broker non-votes, if any, will not be treated as votes cast. The provisions of this paragraph will govern with respect to all votes of stockholders except as otherwise provided for in the Certificate of Incorporation or by a specific statutory provision superseding the provisions of these Bylaws.

Section 2.8.2   Every stockholder having the right to vote shall be entitled to vote in person, or by proxy: (a) appointed by an instrument in writing subscribed by such stockholder or by his or her duly authorized attorney or (b) authorized by the transmission of an electronic record by the stockholder to the person who will be the holder of the proxy or to a firm which solicits proxies or like agent who is authorized by the person who will be the holder of the proxy to receive the transmission subject to any procedures the Board of Directors may adopt from time to time to determine that the electronic record is authorized by the stockholder; provided, however, that no such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. If such instrument or record shall designate two (2) or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting thereby conferred, or if only one (1) be present, then such powers may be exercised by that one (1). Unless required by the DGCL or determined by the Chairman of the meeting to be advisable, the vote on any matter need not be by written ballot. No stockholder shall have cumulative voting rights.

SECTION 2.9.   Consent of Stockholders.   Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly held meeting of stockholders of the corporation at which a quorum is present or represented and may not be effected by any consent in writing by such stockholders.

SECTION 2.10.   Voting of Stock of Certain Holders.   Shares standing in the name of another entity, domestic or foreign, may be voted by such officer, agent or proxy as the governing documents of such entity may prescribe, or in the absence of such provision, as the Board of Directors or governing body of such entity may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares outstanding in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, he or she has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his or her proxy, may represent the stock and vote thereon.

SECTION 2.11.   Treasury Stock.   The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares.

SECTION 2.12.   Fixing Record Date.   The Board of Directors may fix in advance a date for any meeting of stockholders (which date shall not be more than sixty (60) nor less than ten (10) days preceding the date of any such meeting of stockholders), a date for payment of any dividend or distribution, a date for the allotment of rights, or a date when any change or conversion or exchange of capital stock shall go into effect (which date shall not precede or be more than ten (10) days after the date the resolution setting such record date is adopted by the Board of Directors), in each case as a record date (the “Record Date”) for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, to receive payment of any such dividend or distribution, to receive any such allotment of rights, to exercise the rights in respect of any such change, or conversion or exchange of capital stock, as the case may be. In any such case such stockholders and only such stockholders as shall be stockholders of record on the Record Date shall be entitled to such notice of and to vote at any such meeting and any adjournment thereof, to receive payment of such dividend or distribution, to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such Record Date.

ARTICLE 3

BOARD OF DIRECTORS

SECTION 3.1.   Powers.   The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. Subject to compliance with the provisions of the DGCL, the powers of the Board of Directors shall include the power to make a liquidating distribution of the assets, and wind up the affairs of, the Corporation.

SECTION 3.2.   Number and Qualifications.   The number of directors which shall constitute the whole Board of Directors shall be not less than one (1) and not more than seven (7). Within the limits above specified, the number of the directors of the Corporation shall be determined solely in the discretion of the Board of Directors. Directors need not be residents of Delaware or stockholders of the Corporation.

SECTION 3.3.   Vacancies, Additional Directors; Removal from Office.   If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, removal from office or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship. Subject to this Section 3.3, any director so chosen shall hold office for the unexpired term of his or her predecessor in his or her office and until his or her successor shall be elected and qualified, unless sooner displaced. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Except as prohibited by applicable law or the Certificate of Incorporation, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SECTION 3.4.   Resignation.   Any director may resign or voluntarily retire upon giving written notice to the Chairman of the Board or the Board of Directors. Such retirement or resignation shall be effective upon the giving of the notice, unless the notice specifies a later time for its effectiveness. If such retirement or resignation is effective at a future time, the Board of Directors may elect a successor to take office when the retirement or resignation becomes effective.

SECTION 3.5.   Regular Meetings.   A regular meeting of the Board of Directors shall be held each year, without notice other than this Bylaw provision, at the place of, and immediately prior to or following, the annual meeting of stockholders; and other regular meetings of the Board of Directors shall be held during each year, at such time and place as the Board of Directors may from time to time provide by resolution, either within or without the State of Delaware, without other notice than such resolution.

SECTION 3.6.   Special Meeting.   A special meeting of the Board of Directors may be called by the Chairman of the Board or by the President and shall be called by the Secretary on the written request of any two (2) directors. The Chairman of the Board or President so calling, or the directors so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 3.7.   Notice of Special Meeting.   Written notice (including via email) of special meetings of the Board of Directors shall be given to each director at least twenty-four (24) hours prior to the time of a special meeting. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting solely for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except that notice shall be given with respect to any matter when notice is required by the DGCL.

SECTION 3.8.   Quorum.   A majority of the Board of Directors then serving shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved of by at least a majority of the required quorum for that meeting.

SECTION 3.9.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof as provided in Article 4 of these Bylaws, may be taken without a meeting, if a written consent thereto is signed by all of the members of the Board of Directors or of such committee, as the case may be. Evidence of any consent to action under this Section 3.9 may be provided in writing, including electronically via email or facsimile.

SECTION 3.10.   Meeting by Conference Telephone or Other Communications Equipment.   Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at the meeting.

SECTION 3.11.   Compensation.   Directors, as such, may receive reasonable compensation for their services, which shall be set by the Board of Directors, and expenses of attendance at each regular or special meeting of the Board of Directors; provided, however, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving additional compensation therefor. Members of special or standing committees may be allowed like compensation for their services on committees.

SECTION 3.12.   Rights of Inspection.   Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the Corporation and also of its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by agent or attorney and includes the right to copy and obtain extracts.

ARTICLE 4

COMMITTEES OF DIRECTORS

SECTION 4.1.   Generally.   The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more additional special or standing committees, each such additional committee to consist of one or more of the directors of the Corporation. Each such committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except as delegated by these Bylaws or by the Board of Directors to another standing or special committee or as may be prohibited by law. Following the creation of any committee, the Board of Directors may, by resolution passed by a majority of the whole Board of Directors, disband such committee.

SECTION 4.2.   Committee Operations.   A majority of a committee shall constitute a quorum for the transaction of any committee business. Such committee or committees shall have such name or names and such limitations of authority as provided in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. The Corporation shall pay all expenses of committee operations. The Board of Directors may designate one or more appropriate directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any members of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another appropriate member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

SECTION 4.3.   Minutes.   Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The Corporation’s Secretary, any Assistant Secretary or any other designated person shall (a) serve as the Secretary of the special or standing committees of the Board of Directors of the Corporation, (b) keep regular minutes of standing or special committee proceedings, (c) make available to the Board of Directors, as required, copies of all resolutions adopted or minutes or reports of other actions recommended or taken by any such standing or special committee and (d) otherwise as requested keep the members of the Board of Directors apprised of the actions taken by such standing or special committees.

ARTICLE 5

NOTICE

SECTION 5.1.   Methods of Giving Notice.

SECTION 5.1.1.   Notice to Directors or Committee Members.   Whenever under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, notice is required to be given to any director or member of any committee of the Board of Directors, personal notice is not required but such notice may be: (a) given in writing and mailed to such director or committee member or (b) sent by electronic transmission (including via e-mail) to such director or committee member. If mailed, notice to a director or member of a committee of the Board of Directors shall be deemed to be given when deposited in the United States mail first class, or by overnight courier, in a sealed envelope, with postage thereon prepaid, addressed, to such person at his or her business address. If sent by electronic transmission, notice to a director or member of a committee of the Board of Directors shall be deemed to be given if by (i) facsimile transmission, when receipt of the fax is confirmed electronically, (ii) electronic mail, when delivered to an electronic mail address of the director or member, (iii) a posting on an electronic network together with a separate notice to the director or member of the specific posting, upon the later of (1) such posting and (2) the giving of the separate notice (which notice may be given in any of the manners provided above), or (iv) any other form of electronic transmission, when delivered to the director or member.

SECTION 5.1.2.   Notices to Stockholders.   Whenever under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, personal notice is not required but such notice may be given: (a) in writing and mailed to such stockholder,(b) by a form of electronic transmission consented to by the stockholder to whom the notice is given or (c) as otherwise permitted by the SEC. If mailed, notice to a stockholder shall be deemed to be given when deposited in the United States mail in a sealed envelope, with postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation. If sent by electronic transmission, notice to a stockholder shall be deemed to be given if by (i) facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (ii) electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) a posting on an electronic network together with a separate notice to the stockholder of the specific posting, upon the later of (1) such posting and (2) the giving of the separate notice (which notice may be given in any of the manners provided above), or (iv) any other form of electronic transmission, when directed to the stockholder.

SECTION 5.2.   Written Waiver.   Whenever any notice is required to be given by the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in a signed writing or sent by the transmission of an electronic record attributed to the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE 6

OFFICERS

SECTION 6.1.   Officers.   The officers of the Corporation shall include the Chairman of the Board, the President, the Treasurer and the Secretary. The officers of the Corporation may include such other officers and agents (including interim officers) with such titles as the Board of Directors may prescribe, including, without limitation, one or more Vice Presidents (any one or more of which may be designated Senior Executive Vice President, Executive Vice President, Senior Vice President), Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. All officers of the Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as prescribed by these Bylaws, the Board of Directors or, if authorized by the Board of Directors, the President, as applicable. Any two or more offices may be held by the same person. The Chairman of the Board shall be elected from among the directors. No officer need be a director or a stockholder of the Corporation. The Board of Directors may delegate to any officer of the Corporation the power to appoint other officers and to prescribe their respective duties and powers.

SECTION 6.2.   Election and Term of Office.   The Chairman of the Board, President, Treasurer and Secretary shall be elected only by, and shall serve only at the pleasure of, the Board of Directors. All other officers of the Corporation may be appointed as the Board of Directors (or, upon express delegation from the Board of Directors, any executive officer) deem necessary and elect or appoint. Each officer shall hold office until his or her successor shall have been chosen and shall have qualified or until his or her death or the effective date of his or her resignation or removal, or until he or she shall cease to be a director in the case of the Chairman of the Board.

SECTION 6.3.   Removal and Resignation.   Any officer or agent may be removed, either with or without cause, by the affirmative vote of a majority of the Board of Directors (or, upon express delegation from the Board of Directors, any executive officer), but such right of removal and any purported removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Any executive officer or other officer or agent may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6.4.   Vacancies.   Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors for the unexpired portion of the term.

SECTION 6.5.   Compensation.   The compensation of the officers shall be determined by the Board of Directors or a designated committee thereof (and in the case of officers other than the President or Chief Executive Officer (if such office is filled), with the consultation of the President and Chief Executive Officer). No officer who is also a director shall be prevented from receiving such compensation by reason of his or her also being a director.

SECTION 6.6.   Chairman of the Board.   The Chairman of the Board (who may also be designated in the discretion of the Board of Directors as Executive Chairman), shall preside at all meetings of the Board of Directors and of the stockholders of the Corporation. In the Chairman of the Board’s absence, such duties shall be attended to by any vice chairman of the Board of Directors, or if there is no vice chairman, or such vice chairman is absent, then by the President. The Chairman of the Board (or Executive Chairman, as the case may be) shall formulate and submit to the Board of Directors matters of general policy for the Corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors. The Chairman of the Board may sign with the President or any other officer of the Corporation thereunto authorized by the Board of Directors certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors, and any deeds, bonds, mortgages, agreements, contracts, checks, notes, drafts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated or reserved by these Bylaws or by the Board of Directors to some other officer or agent of the Corporation, or shall be required by law to be otherwise executed.

SECTION 6.8.   Chief Executive Officer.   The Chief Executive Officer, if such office shall be filled, shall, in general, perform such duties as usually pertain to the position of chief executive officer and such duties as may be prescribed by the Board of Directors.

SECTION 6.9.   Chief Financial Officer.   The Chief Financial Officer, if such office shall be filled, shall, in general, perform such duties as usually pertain to the position of chief financial officer and such duties as may be prescribed by the Board of Directors or the President.

SECTION 6.10.   Secretary.   The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the Corporation, and see that the seal of the Corporation or a facsimile thereof is affixed to all certificates for shares prior to the issuance thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) have general charge of other stock transfer books of the Corporation; and (f) in general, perform all duties normally incident to the office of the Secretary and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

SECTION 6.11.   Treasurer.   The Treasurer shall (to the extent the Board of Directors has not assigned these or similar duties to the Chief Financial Officer) (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Section 7.3 of these Bylaws; (b) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of stockholders, and at such other times as may be required by the Board of Directors, the Chairman of the Board or the President, a statement of financial condition of the Corporation in such detail as may be required; and (c) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

ARTICLE 7

EXECUTION OF CORPORATE INSTRUMENTS
AND VOTING OF SECURITIES OWNED BY THE CORPORATION

SECTION 7.1.   Contracts.   The Board of Directors may authorize any officer, officers, agent or agents to enter into any contract or execute and deliver an instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

SECTION 7.2.   Checks, etc.   All checks, demands, drafts or other orders for the payment of money, and notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as shall be determined by the Board of Directors.

SECTION 7.3.   Deposits.   All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer or the Secretary may be empowered by the Board of Directors to select or as the Board of Directors may select.

SECTION 7.4.   Voting of Securities Owned by Corporation.   All stock and other securities of any other corporation owned or held by the Corporation for itself, or for other parties in any capacity, and all proxies with respect thereto shall be executed by the person authorized to do so by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President.

ARTICLE 8

SHARES OF STOCK

SECTION 8.1.   Issuance.   Each stockholder of the Corporation shall be entitled to a certificate or certificates showing the number of shares of stock registered in his or her name on the books of the Corporation. The certificates shall be in such form as may be determined by the Board of Directors, shall be issued in numerical order and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and the number of shares and shall be signed by the President and the Secretary or two of such other officers as may from time to time be authorized by resolution of the Board of Directors. Any or all the signatures on the certificate may be a facsimile. In case any officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such officer had not ceased to be such officer at the date of its issue. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designation, preferences and relative participating, option or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class of stock; provided that except as otherwise provided by the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish to each stockholder who so requests the designations, preferences and relative participating, option or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and rights. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in the case of a lost, stolen, destroyed or mutilated certificate a new certificate (or uncertificated shares in lieu of a new certificate) may be issued therefor upon such terms and with such indemnity, if any, to the Corporation as the Board of Directors may prescribe. In addition to the above, all certificates (or uncertificated shares in lieu of a new certificate) evidencing shares of the Corporation’s stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the DGCL.

SECTION 8.2.   Lost Certificates.   The Board of Directors may direct that a new certificate or certificates (or uncertificated shares in lieu of a new certificate) be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates (or uncertificated shares in lieu of a new certificate), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed, or both.

SECTION 8.3.   Transfers.   In the case of shares of stock represented by a certificate, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of shares shall be made only on the books of the Corporation by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney and filed with the Secretary and the Corporation’s transfer agent, if any.

SECTION 8.4.   Registered Stockholders.   The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 8.5.   Uncertificated Shares.   The Board of Directors may approve the issuance of uncertificated shares of some or all of the shares of any or all of its classes or series of capital stock.

ARTICLE 9

DIVIDENDS

SECTION 9.1.   Declaration.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.

SECTION 9.2.   Reserve.   Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE 10

INDEMNIFICATION

SECTION 10.1.   Generally.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an “Other Entity”), against expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article 10, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification.

SECTION 10.2.   Reimbursement and Advances.   The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification under this Article 10, the funds necessary for payment of expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article 10, and the Corporation may enter into agreements with such persons for the purpose of providing for such advances.

SECTION 10.3.   Insurance.   The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 10 or otherwise.

SECTION 10.4.   Non-Exclusive Rights.   The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Certificate of Incorporation, these Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

SECTION 10.5.   Survival.   The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

SECTION 10.6.   Modifications.   The provisions of this Article 10 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article 10 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Article 10 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

SECTION 10.7.   Enforceability.   The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

SECTION 10.8.   Persons Covered.   Any director or officer of the Corporation serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a), shall be deemed to be doing so at the request of the Corporation.

SECTION 10.9.   Applicable Law.   Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article 10 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by providing notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

SECTION 10.10.   Contested Director Indemnification.   Notwithstanding anything to the contrary contained in these Bylaws, a director who was elected in any Contested Election who is not a continuing director shall not be entitled to any indemnification or advancement of expenses unless and until a majority of the continuing directors vote that the indemnification provisions set forth in the Certificate of Incorporation shall apply to such newly elected director.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1.   Books.   The books of the Corporation may be kept within or without the State of Delaware (subject to any provisions contained in the DGCL) at such place or places as may be designated from time to time by the Board of Directors.

SECTION 11.2.   Fiscal Year.   The fiscal year of the Corporation shall end on December 31 of each year unless otherwise determined by resolution of the Board.

SECTION 11.3.   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation (other than derivative actions brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder), (ii) any action asserting a claim of breach of, or based on, a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or stockholder of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, but only to the extent permitted by applicable law, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, or any ancillary claims related thereto which are subject to the ancillary jurisdiction of the federal courts.

ARTICLE 12

AMENDMENTS

The stockholders of the Corporation may alter, amend, repeal or the remove any Bylaw only by the affirmative vote of sixty-six and two-thirds percent (662∕3%) of the stockholders entitled to vote at a meeting of the stockholders, duly called; provided, however, that no such change to any Bylaw shall alter, modify, waive, abrogate or diminish the Corporation’s obligation to provide the indemnity called for by Article 10 of these Bylaws, the Certificate of Incorporation or applicable law. Subject to the DGCL, the Board of Directors may, by majority vote of those present at any meeting at which a quorum is present, alter, amend or repeal these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

###

The undersigned hereby certifies that the foregoing is a true and correct copy of the Bylaws of the Corporation, as adopted and approved by the Board of Directors of the Corporation effective as of the date first set forth above.

/s/
Name:
Title:	Chief Executive Officer